Exhibit 10.1

RETIREMENT AND CONSULTING AGREEMENT
This Retirement and Consulting Agreement (this “Agreement”) is made and entered into effective as of the 31st day of March 2026, by and between Bogota Savings Bank (the “Bank”), the wholly owned subsidiary of Bogota Financial Corp. (the “Company”), and Robert Walsh (the “Executive”).  The Bank and the Executive are sometimes herein referred to as the “Parties” collectively or a “Party” individually.
WHEREAS, the Executive intends to retire and resign as Executive Vice President and Chief Lending Officer of the Bank, effective March 31, 2026 (the “Retirement Date”);
WHEREAS, the Executive is willing to serve the Bank as a consultant for a period following the Retirement Date; and
WHEREAS, the Bank wishes to reward the Executive for his service and significant contributions to the business of the Bank and to secure the Executive’s availability to provide certain consulting services (described herein) following his retirement.
NOW, THEREFORE, in consideration of the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
1. Resignation and Retirement Terms and Conditions. The Executive agrees that he will resign as Executive Vice President and Chief Lending Officer of the Bank and all other positions with the Bank, except as set forth in this Agreement or as otherwise agreed in writing signed by the Parties after the date hereof, with no further action required on the part of either the Executive or the Bank.
2. Payments; Consideration. In consideration for the Executive: (i) entering into this Agreement, (ii) complying with all of the terms and conditions in this Agreement that apply to the Executive, including certain post-employment restrictions and obligations set forth in Sections 3 and 4, respectively, and (iii) timely signing and not revoking the general waiver and release of claims substantially in the form attached hereto as Exhibit A, the Bank agrees to the following:
(a)
Pro-Rated 2026 Bonus.  The Executive will receive a bonus of $15,000, payable within 60 days of the Retirement Date, which reflects the Executive’s pro-rated annual incentive award for 2026 under the Executive Bonus Plan at the target level.

(b)
Stock Options. Any of the Executive’s Company stock options (“Stock Options”) that have not vested as of the Retirement Date shall automatically vest upon the Retirement Date.  In addition, the award agreements for all of the Executive’s outstanding Stock Options, whether vested or unvested as of immediately prior to the Retirement Date, are hereby amended to extend the expiration of the Stock Options so that the Stock Options will remain exercisable throughout the entire Stock Options’ original ten-year term.

3. Restrictive Covenants.
(a)
Non-Solicitation of Customers.  For a period of one (1) year after the Retirement Date, the Executive shall not directly or indirectly (whether individually or together with any other person, including any corporation, partnership or other entity) solicit in any manner or seek to obtain the business of any person who is or was a customer of the Bank or any affiliate of the Bank for the direct or indirect purpose of soliciting or selling deposit, loan, wealth management, insurance or trust products or services; or request or advise any customer, supplier, vendor or others who were doing business with the Bank or any affiliate of the Bank to terminate, reduce, limit or change their business or relationship with the Bank.

(b)
Non-Solicitation of Employees.  For a period of one (1) year after the Retirement Date, the Executive shall not directly or indirectly: (i) solicit or assist any third party in employing or attempting to employ any employee of the Bank or any affiliate; or (ii) interfere with the relationship between the Bank or any affiliate and their respective employees.

(c)
Confidentiality.  The Executive acknowledges that the Executive has been the recipient of confidential and proprietary business information concerning the Bank and the Company, including without limitation, past, present, planned or considered business activities of the Bank and the Company.  The Executive hereby agrees not to use the Executive’s knowledge of such information or disclose such confidential and proprietary information for any purposes whatsoever, except as may be expressly permitted in writing by the Bank, or as may be required by a regulator, by law or a court order.

(d)
Remedies.  The Executive acknowledges and agrees that the covenants contained herein are reasonable and necessary to protect the legitimate business interests of the Bank.  In the event of a breach of the Executive’s obligations under this Section 3, the Bank’s contractual obligation to pay Executive the consideration pursuant to Section 2 shall immediately cease or, to the extent the consideration has been paid to the Executive, the consideration shall be subject to clawback or recoupment by the Bank.  In addition, nothing in this Section 3 shall be construed as prohibiting the Bank from pursuing other remedies available for any breach of this Section 3, including an injunction restraining the Executive from such breach.

4. Consulting Services.
(a)
Consulting Period.  In consideration of the payments set forth below, the Executive agrees to render consulting services to the Bank from April 1, 2026 through July 31, 2026, unless terminated earlier by the Bank at any time for any reason or by Executive upon 10 days’ written notice to the other Party for any reason (the “Consulting Period”).

(b)
Consulting Services.  The Executive will provide such consulting or advisory services as the Bank may reasonably request with respect to its business and matters within the Executive’s area of responsibility while employed by the Bank and other matters within the Executive’s expertise (the “Consulting Services”). The Executive will be reasonably available to the Bank for up to 10 hours per week to consult on Bank matters as requested by the President and Chief Executive Officer of the Bank.  The Executive will act solely in a consulting capacity hereunder and will not have authority to act for the Bank or to give instructions or orders on behalf of the Bank or otherwise to make commitments for or on behalf of the Bank.  The Executive will not be an employee of the Bank following the Retirement Date but shall act in the capacity of an independent contractor.  During the period the Executive provides Consulting Services to the Bank, the Bank will not exercise control over the detail, manner or methods of the performance of the services by the Executive or have control over the location at which Executive performs services.

(c)
Location and Expenses.  It is anticipated that the Executive will generally be required to provide such consulting services solely by telephone or electronic means, however, such consulting services could be provided in person under mutually agreeable circumstances.  In the event the Executive performs such services in person, the Bank will provide the Executive reasonable access to office space and administrative support services to the extent necessary to fulfill the consulting duties and will be reimbursed for reasonable pre-approved expenses directly related to the consulting assignments, subject to applicable Bank policies on expense reimbursement.  All expenses will be submitted to the Bank for consideration and approval in accordance with the Bank’s reimbursement policies in effect from time to time.

(d)
Consulting Fees.  In exchange for the Consulting Services, the Bank will pay the Executive a fee of $10,000 per month (the “Consulting Fee”), payable monthly during the Consulting Period. The Consulting Fee shall be the sole compensation or payment provided by the Bank to the Executive for the Consulting Services.

5. Non-assignability. Except for those rights that may accrue to the Executive’s family or estate, neither this Agreement nor any right or interest hereunder shall be assignable by the Executive.
6. Entire Agreement; Modification. This Agreement represents the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral.  The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the Parties.
7. Binding on Successors.  The terms of this Agreement shall be binding upon the Bank and its successors and permitted assigns, including any successor employer to the Bank in the event of a change in control or ownership of the Bank.
8. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the Party charged with such waiver or estoppel.

9. Notices. All notices or communications hereunder shall be in writing, addressed as follows or to such other address as either Party may designate from time to time by written notice so given:
To the Bank:
Bogota Savings Bank
819 Teaneck Road
Teaneck, NJ 07666
Attention: President and Chief Executive Officer

To the Executive:  at the address of record in the Bank’s personnel files.
All such notices shall be conclusively deemed to be received and shall be effective; (i) if sent by hand delivery, upon receipt, (ii) if sent by email, upon confirmation of receipt by the sender of such transmission, or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.
10. Rights Under Existing Benefit Plans and Programs.  Except to the extent specifically set forth herein, the execution of this Agreement shall not affect the Executive’s rights and entitlements (including the timing, form and amount of payments) under the Bank’s plans and programs in which the Executive participated and, in each case, such rights and entitlements shall be determined solely by reference to the terms of such plans and programs and any individual award agreement provided to the Executive thereunder.
11. Severability. If any provision of this Agreement is determined to be void or unenforceable, then the remaining provisions of this Agreement will remain in full force and effect.
12. Tax Withholding.  The Bank will withhold from the amounts payable under this Agreement such federal, state and/or local taxes as required to be withheld pursuant to any applicable law or regulation.
13. Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.
14. Section 409A. It is intended that this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and the Treasury Regulations relating thereto, or an exemption to Section 409A of the Code. The Bank acknowledges and agrees that a “separation from service” within the meaning of Section 409A of the Code will occur upon the Executive’s termination of employment as of the Retirement Date.
15. Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted within 50 miles of Teaneck, New Jersey, in accordance with the Commercial Rules of the American Arbitration Association (“AAA”) then in effect.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  Each Party shall bear its own costs and attorneys’ fees in connection with an arbitration, and the costs of the arbitrator and the AAA’s administrative fees shall be split evenly between the Parties.  The above notwithstanding, the Bank may seek injunctive relief in a court of competent jurisdiction in New Jersey to restrain any breach or threatened breach of any provision of this Agreement, without prejudice to any other rights or remedies that may otherwise be available to the Bank.

16. Protected Rights.  Notwithstanding anything in this Agreement to the contrary, the Executive understands that nothing contained in this Agreement limits the Executive’s ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each a “Government Agency”) about a possible securities law violation without approval of the Bank or the Company.  The Executive further understands that this Agreement does not limit the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Bank or the Company related to the possible securities law violation.  This Agreement does not limit the Executive’s right to receive any resulting monetary award for information provided to any Government Agency.
17. Regulatory Provisions.  In no event shall the Bank (nor any affiliate) be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C.  sec. 1828(k)), 12 C.F.R.  Part 359, or any other applicable law.
18.  Governing Law.  This Agreement will be construed and enforced in accordance with the laws of the State of New Jersey without regard to conflict of law principles.
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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.
BOGOTA SAVINGS BANK

/s/ Kevin Pace_________________________________________
Kevin Pace
President and Chief Executive Officer

EXECUTIVE

/s/ Robert Walsh ________________________________________
Robert Walsh